Westbury Bancorp, Inc. Reports Net Income for the Three Months Ended December 31, 2015

West Bend, WI, January 27, 2016 (GlobeNewswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $1.0 million, or $0.27 per common share, for the three months ended December 31, 2015, compared to net income of $447,000, or $0.10 per common share for the three months ended December 31, 2014.
Kirk Emerich, Executive Vice President and Chief Financial Officer, said, "We are pleased to announce a strong start to 2016. The hard work of our banking team has resulted in improvements to net interest income and noninterest expense while maintaining noninterest income as a healthy percentage of total revenue. Our loan growth has added additional net interest income while at the same time, the decisions we made, which were previously announced, to close certain underperforming branches and to buy out certain service contracts have resulted in expense savings as expected."
Greg Remus, President and Chief Executive Officer, added, "While our loan growth has slowed this quarter, we are continuing to seek opportunities to add high quality commercial business and real estate loans to our portfolio in the quarters ahead. We are also pleased that our improved earnings and our stock repurchase program have combined to continue to improve our price to book value ratio and return on equity."
Highlights for the quarter include:

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During the three months ended December 31, 2015, our net loan portfolio grew by $3.1 million, or 2.5% annualized growth. The portfolio growth consisted primarily of increases in multifamily and commercial real estate loans. Loan growth was the primary driver of an increase in total interest and dividend income of $100,000, or 1.8%, to $5.6 million for the three months ended December 31, 2015 compared to $5.5 million for the three months ended September 30, 2015 and an increase of $715,000, or 14.7%, compared to $4.9 million for the three months ended December 31, 2014.

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During the three months ended December 31, 2015, our deposits increased by $25.1 million, or 18.9% annualized growth. Deposit growth was the primary cause of the increase in total interest expense of $38,000, or 6.9%, to $590,000 for the three months ended December 31, 2015 compared to $552,000 for the three months ended September 30, 2015 and an increase of $161,000, or 37.5%, compared to $429,000 for the three months ended December 31, 2014.

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Net interest income increased $62,000, or 1.3%, to $5.0 million for the three months ended December 31, 2015 compared to $4.9 million for the three months ended September 30, 2015 and an increase of $554,000, or 12.4%, compared to $4.5 million for the three months ended December 31, 2014.

•	Our net interest margin was 3.41% for the three months ended December 31, 2015 compared to 3.44% for the three months ended September 30, 2015 and 3.43% for the three months ended December 31, 2014.

•	Non-performing assets decreased to $718,000, or 0.11% of total assets, at December 31, 2015, compared to $1.1 million, or 0.17% of total assets, at September 30, 2015.

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Classified assets decreased to $2.4 million, or 0.36% of total assets, at December 31, 2015, compared to $4.1 million, or 0.64% of total assets, at September 30, 2015. The decrease resulted from the refinance, by another financial institution, of a large commercial business loan that had been classified Substandard.

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Annualized net charge-offs decreased to 0.00% of average loans for the three months ended December 31, 2015, compared to 0.07% of average loans for the three months ended September 30, 2015 and 0.19% of average loans for the three months ended December 31, 2014.

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Non-interest income was $1.6 million for the three months ended December 31, 2015, compared to $1.8 million for the three months ended September 30, 2015 and $1.7 million for the three months ended December 31, 2014.

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Non-interest expense was $4.8 million for the three months ended December 31, 2015 compared to $6.6 million for the three months ended September 30, 2015 and $5.1 million for the three months ended December 31, 2014. A decrease in valuation loss on real estate held for sale was the primary cause of the decrease from the September 2015 quarter to the December 2015 quarter. The decrease in other expenses compared to the three months ended December 31, 2014 also resulted from cost savings from a canceled service contract which had been bought out in June 2015.

•	During the quarter, we continued our stock repurchase programs. For the three months ended December 31, 2015, we purchased 27,994 shares at an average price of $18.07 per share.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha and Outagamie Counties through its eight full service offices and one loan production office providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition, the demand for the Company’s products and services, the Company's ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, the Company's ability to maintain required capital levels and adequate sources of funding and liquidity, the Company's ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
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WEBSITE: www.westburybankwi.com
Contact:    Kirk Emerich - Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

	At or For the Three Months Ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Selected Financial Condition Data:	(Dollars in thousands)
Total assets	$670,577	$638,929	$629,380	$610,134	$594,614
Loans receivable, net	496,545	493,425	486,497	467,447	438,172
Allowance for loan losses	4,747	4,598	4,536	4,483	4,224
Securities available for sale	84,237	80,286	79,450	77,881	83,180
Total liabilities	591,459	560,117	552,379	530,998	508,088
Deposits	556,144	531,020	522,031	512,047	472,688
Stockholders' equity	79,118	78,812	77,001	79,136	86,526

Asset Quality Ratios:
Non-performing assets to total assets	0.11%	0.17%	0.39%	0.52%	0.60%
Non-performing loans to total loans	0.11%	0.16%	0.21%	0.23%	0.27%
Total classified assets to total assets	0.36%	0.64%	0.73%	0.82%	1.02%
Allowance for loan losses to non-performing loans	863.09%	572.60%	434.90%	412.04%	349.96%
Allowance for loan losses to total loans	0.95%	0.92%	0.92%	0.95%	0.95%
Net charge-offs to average loans (annualized)	—%	0.07%	0.08%	0.04%	0.19%

Capital Ratios:
Average equity to average assets	11.83%	11.98%	12.48%	13.72%	15.01%
Equity to total assets at end of period	11.80%	12.34%	12.23%	12.97%	14.55%
Total capital to risk-weighted assets (Bank only)	12.99%	13.12%	13.50%	14.11%	15.81%
Tier 1 capital to risk-weighted assets (Bank only)	12.09%	12.25%	12.61%	13.18%	14.81%
Tier 1 capital to average assets (Bank only)	9.77%	10.01%	10.26%	10.57%	10.79%
CET1 capital to risk-weighted assets (Bank only)	12.09%	12.25%	12.61%	13.18%	N/A

	Three Months Ended:
	December 31, 2015	December 31, 2014
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,595	$4,880
Interest expense	590	429
Net interest income	5,005	4,451
Provision for loan losses	150	350
Net interest income after provision for loan losses	4,855	4,101
Service fees on deposit accounts	1,078	1,156
Other non-interest income	527	518
Total non-interest income	1,605	1,674

Salaries, employee benefits, and commissions	2,364	2,436
Occupancy and furniture and equipment	419	416
Data processing	747	781
Net loss from operations and sale of foreclosed real estate	13	148
Valuation loss on real estate held for sale	47	—
Other non-interest expense	1,195	1,324
Total non-interest expense	4,785	5,105
Income before income tax expense	1,675	670
Income tax expense	636	223
Net income	$1,039	$447

	At or For the Three Months Ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,595	$5,495	$5,285	$5,120	$4,880
Interest expense	590	552	518	460	429
Net interest income	5,005	4,943	4,767	4,660	4,451
Provision for loan losses	150	150	150	300	350
Net interest income after provision for loan losses	4,855	4,793	4,617	4,360	4,101
Service fees on deposit accounts	1,078	1,066	1,081	999	1,156
Other non-interest income	527	767	525	612	518
Total non-interest income	1,605	1,833	1,606	1,611	1,674

Salaries, employee benefits, and commissions	2,364	2,703	2,476	2,510	2,436
Occupancy and furniture and equipment	419	435	450	510	416
Data processing	747	815	831	792	781
Net loss from operations and sale of foreclosed real estate	13	114	316	120	148
Valuation loss on real estate held for sale	47	975	—	—	—
Branch realignment	—	1	250	—	—
Buyout of service contract	—	—	350	—	—
Other non-interest expense	1,195	1,538	1,392	1,290	1,324
Total non-interest expense	4,785	6,581	6,065	5,222	5,105
Income before income tax expense	1,675	45	158	749	670
Income tax expense (benefit)	636	(2,438)	48	265	223
Net income	$1,039	$2,483	$110	$484	$447

	At or For the Three Months Ended
	December 31, 2015	December 31, 2014
Selected Financial Performance Ratios:
Return on average assets	0.63%	0.31%
Return on average equity	5.30%	2.05%
Interest rate spread	3.40%	3.40%
Net interest margin	3.41%	3.43%
Non-interest expense to average total assets	2.88%	3.52%
Average interest-earning assets to average interest-bearing liabilities	102.03%	107.32%

Per Share and Stock Market Data:
Net income per common share	$0.27	$0.10
Basic weighted average shares outstanding	3,813,658	4,459,616
Book value per share - excluding unallocated ESOP shares	$20.00	$18.61
Book value per share - including unallocated ESOP shares	$18.37	$17.24
Closing market price	$18.00	$16.40
Price to book ratio - excluding unallocated ESOP shares	90.00%	88.12%
Price to book ratio - including unallocated ESOP shares	97.99%	95.13%